Exhibit 99.2
More Information for Associates
What actions were announced in the April 24, 2007 press release?
The Company announced plans to return $150 million in cash to shareholders in two ways. First, we intend to repurchase up to $75 million of our shares of common stock. Second, the balance of our effort-currently expected to be no less than $75 million-will be a return of capital to shareholders in the form of a special one-time cash dividend. These plans are subject to final approval by our Board.
These actions are scheduled to be completed by the end of our second fiscal quarter, which ends June 30, 2007.
To accomplish the objective stated above, the Company will borrow money, increasing the amount of debt we have relative to the Company’s earnings. We will repay the debt over several years through our normal cash flow.
Will Quad-C, Brad Bradley and Mark Redman be selling their stock to the Company?
Quad-C, Brad and Mark have agreed to sell shares to the Company at the same price paid all shareholders in the repurchase and so that their ownership in the Company remains at existing levels; Quad-C, 35.7%; Brad, 12.2%; and Mark, 2.6%.
Why is the Company taking on more debt in order to deliver value to shareholders?
As a publicly held company, we run our business with an eye toward helping our shareholders receive an adequate return on their investment. Because our current debt level is very low, and because of the strong cash flow we generate, this cash would likely accumulate over time. It is probable that we eventually would use this cash in the form of a dividend or to repurchase our shares.
By borrowing money now, we are accomplishing two things. First, we are accelerating the timeframe in which we return cash to shareholders. Second, given the strength of our business, we believe it is an appropriate financial strategy for Asset Acceptance to be carrying a modest level of debt. Since the cost of debt is still at historically low levels and is lower for us than the cost of equity, this lowers the total cost of capital that we employ in the business.
How is this decision reflective of our thoughts about the future?
The executive management team remains very optimistic about our long-term success. We will continue to take advantage of our strengths as a leader in the industry and the skills of our associates. Our confidence in the Company’s future leads us to conclude that we can take on a modest level of debt to provide immediate value to our shareholders.
What is a “Dutch auction”?
As the press release states, the Company will be purchasing its shares through a Dutch auction. This is really not an auction but an offer to purchase shares within a defined price range. Shareholders can voluntarily elect whether to “tender,” or sell, all or a portion of their shares to Asset Acceptance during that process.
If I own shares, will I be able to participate in this “Dutch auction” tender offer process?
Yes; all shareholders will be able to participate. For associates, however, we will not be purchasing your restricted shares that you acquired when we went public in February 2004 to the extent they still remain restricted. At this point forty percent of those shares are still restricted. Details will be provided at a later date, most likely in May.
If I own Asset Acceptance stock, will I receive the special dividend?
Yes; if you own your Asset Acceptance stock as of the record date – the date a shareholder is eligible for the dividend. The dividend is applicable to all outstanding shares, including your restricted shares.
What is the dividend amount and when will it be paid?
The exact amount of the dividend has not yet been determined but, assuming that we pay a total dividend of approximately $75 million, we are expecting the dividend to be approximately $2.50 a share. The exact dividend per share determination is likely to be made in June but could take longer. The record date and payment date also will be announced later.

Does this mean the value of my investment in Asset Acceptance stock will increase significantly?
There are a number of economic factors that impact the stock market and can, and often do, affect the value of Asset Acceptance shares. Given that context, we cannot possibly predict what will happen to the value of your shares.
However, it is reasonable to expect the stock price to decline by the amount approximately equivalent to the dividend per share after the dividend is paid. Effectively, we are simply transferring value from the Company to its shareholders.
Does the Company believe its shares are a good investment?
We are confident in our future. However, we are unable to predict the future and cannot provide advice on whether to buy or sell shares of our common stock.
Every individual must determine his or her own tolerance for risk when making any type of investment decision – including on shares of our stock. Associates seeking investment advice should work with a personal financial planner or licensed stockbroker.
Associates, as well as all investors, should make themselves aware of the risk factors that can impact our performance. We have identified several of those risk factors in our Form 10-K, which we file each year with the Securities and Exchange Commission. We filed our Form 10-K for fiscal 2006 on March 5, 2007. A copy of the report can be located at http://assetacceptance.com. Please click on “SEC filings.”
How can I learn more about this announcement and perhaps its impact on my stock holdings?
• Additional information about the tender offer and the special dividend will be communicated to shareholders in May and June.
• The Company’s official information about this announcement, along with other financial presentations, press releases and documents, are on the Investor Relations Website at http://assetacceptance.com. You can access this site from outside and inside the Company.
• You are encouraged to consult with your own investment advisor on your particular circumstances.
Important Notice Regarding The Tender Offer Mentioned Herein By Reference
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the Company’s shares of common stock. Asset Acceptance Capital Corp. has not yet commenced the tender offer described herein. On the commencement date of the tender offer, an offer to purchase, a letter of transmittal and related documents will be filed with the Securities and Exchange Commission, will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of shares of common stock. The solicitation of offers to buy the Company’s shares of common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. When they are available, shareholders should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the tender offer. When they are available, shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the Securities and Exchange Commission’s Website at www.sec.gov or from the information agent that we select. Shareholders are urged to read carefully those materials when they become available prior to making any decisions with respect to the tender offer.
About Asset Acceptance Capital Corp.
For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.
Asset Acceptance Capital Corp. Safe Harbor Statement
This press release contains certain statements, including the Company’s plans and expectations regarding its intended return of capital to shareholders, operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, ability to achieve anticipated cost savings from office closings without the disruption of collections associated with these offices, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.